Exhibit 99.1

Contacts:
Media	Investors
Anne McCarthy	Gary Kohn
+1-720-332-4752	+1-720-332-8276
anne.mccarthy@westernunion.com	gary.kohn@westernunion.com

Western Union Reports Third Quarter Results

Revenue of $1.38 Billion, Up 10% and EPS of $0.33

Year-to-Date Cash Flow From Operations of $925 Million

Englewood, Colo., Oct. 21, 2008 – The Western Union Company (NYSE: WU) today reported financial results for the third quarter.

Highlights for the third quarter include:

•	Revenue of $1.38 billion, up 10%

•	EPS of $0.33, up 18%; or up 10% excluding $3 million of restructuring expenses in the quarter and the $22 million accelerated stock compensation charge in 2007

•	Operating income margin of 27% compared to 26% (28% excluding the accelerated stock compensation charge) in last year’s third quarter

•	Net income was $241 million, up 11%; or up 5% excluding this quarter’s restructuring expenses and last year’s stock compensation charge

•	Year-to-date cash provided by operating activities of $925 million

•	Consumer-to-consumer (C2C) revenue increased 12% on 13% transaction growth

•	Consumer-to-business (C2B) revenue down 2% on 2% transaction growth

•	Quarter closed with 365,000 agent locations

“We were pleased with our third quarter results with revenue growth of 10% and earnings per share of $0.33. The continued execution of our strategy and geographically diverse portfolio kept our business growing profitably in the quarter in what became a more challenging macro economic environment. In the third quarter our international C2C business, which was 69% of total revenue, continued to drive growth with revenue and transactions growing 15% and 19%, respectively,” said Western Union President and Chief Executive Officer Christina Gold.

Third Quarter Results

Revenue was $1.38 billion, up 10%. Operating income, which included $3 million of restructuring expenses, was $375 million up 14%. Excluding $3 million of restructuring expenses in the third quarter 2008 and the $22 million accelerated stock compensation charge incurred in the third quarter 2007, operating income increased 7%. Operating income margin was 27% for the quarter, compared to 26% reported, or 28% excluding the accelerated stock compensation charge, in last year’s third quarter. Revenue included $24 million of benefit from currency translation of the euro, and the related operating income benefit was $3 million.

In the third quarter 2008, due to unexpected market volatility on the company’s foreign currency hedges, net other expense was $11 million (or $0.01 per share) higher than the company anticipated and $19 million higher than third quarter 2007.

The tax rate for the quarter was 27.7% compared to 29.5% in last year’s third quarter.

Consumer-to-Consumer Results

“Our consumer-to-consumer business is globally diverse across 200 countries with no single country outside the U.S. contributing more than 7% of total revenue. Total C2C revenue growth did moderate in the quarter as we saw China and certain European countries slow sequentially from last quarter. Partially offsetting this was strong growth in other markets including the Middle East, India and the Philippines. Our domestic business continued to improve with revenue down 3% which is the lowest rate of decline we have experienced in the last nine quarters. Our Mexico business continued to outperform the Banco de Mexico statistics,” said Gold.

The consumer-to-consumer segment, representing 85% of Western Union revenue, posted revenue growth in the third quarter of 12% to $1.2 billion on transaction growth of 13%. Operating income grew 20% or 12% when excluding the stock compensation charge from third quarter 2007. Operating income margin was 27.8% this quarter, compared to 27.8% excluding the stock compensation charge and 26.0% on a GAAP basis in third quarter 2007. The company now estimates full-year pricing decreases to total 1% of company revenue, a decrease from the original estimate of 3%.

The international portion of C2C, which was 69% of the company’s revenue in the third quarter, grew revenue 15% and transactions 19%. A subset of the international business, those transactions that originate outside of the United States and totaled 57% of Western Union’s third quarter revenue, posted revenue growth of 21% and transaction growth of 28%.

The Americas region, which represents 33% of total revenue, reported revenue flat compared to last year’s third quarter and 1% transaction growth. Results in this region continue to be impacted by the challenging U.S. economy. Western Union recently launched a new campaign in the U.S., “Cash, the perfect gift.” The campaign features multiple elements, all of which address various holidays and reinforce the trend that cash is the perfect gift.

The Mexico business posted revenue and transaction declines in the quarter of 1% and 4%, respectively.

The Europe, Middle East, Africa and South Asia (EMEASA) region represents 45% of total revenue and had revenue growth of 20% on transaction growth of 27%. Within the region, India grew revenue 51% and transactions 68%, and helped balance the slower growth in certain countries in Europe.

Western Union increased its agent presence in the EMEASA region through key agent additions and renewals. The French Postal Savings Bank renewed its relationship. In Greece, the agent network was strengthened through an agreement with the National Bank of Greece, which is the oldest and largest Greek bank and has 580 branches. Additionally, Western Union officially reopened and began offering money transfer services in South Africa with ABSA, one of the country’s largest financial services organizations and a subsidiary of Barclays Bank PLC.

The Asia Pacific region, which represents 7% of total revenue, delivered 23% revenue growth and 30% transaction growth. In the quarter, China had 6% revenue growth on 4% transaction growth. Lower growth than prior quarters was driven by the economic issues that impacted small enterprises that typically send money to China.

The Philippines, according to The World Bank, is the fourth largest remittance receive country in the world. Western Union’s growth in the Philippines continues to outpace the 17% growth that the Central Bank of the Philippines reported for the first eight months of 2008.

In the quarter, Western Union signed an important bank in the Philippines, Robinsons Savings Bank. Other key agents were added in the quarter including one of the largest banks in Malaysia – Public Bank, and in Thailand – The Bangkok Bank.

Also in line with Western Union’s strategy of expanding distribution channels and accessing new customers, Western Union announced that money transfers through internet banking will be available for the first time in Asia. The new service will allow CIMB Bank customers to securely send cash in minutes to any of Western Union’s 365,000 agent locations worldwide. CIMB Bank currently offers traditional Western Union walk-in money transfer services at nearly 400 locations throughout Malaysia.

On the innovation front, Western Union recently announced a new alliance with Orascom Telecom, one of the largest mobile operators in the Middle East, Africa and Asia. Western Union and Orascom plan to work together to introduce mobile remittance services in select markets. Orascom operates mobile networks in six countries – Algeria, Pakistan, Egypt, Tunisia, Bangladesh and Zimbabwe – and has a combined total of 77 million subscribers.

Additionally, Western Union has expanded its mobile money transfer pilot. Consumers can now visit select Western Union agent locations in Hawaii, the UAE, Hong Kong and Singapore to send a mobile money transfer transaction to a Globe or Smart mobile phone subscriber in the Philippines.

Consumer-to-Business Results

The consumer-to-business segment represents 13% of Western Union’s revenue. Revenue for the quarter was $176 million, down 2% from a year ago. Operating income was down 10%, or down 15% excluding the third quarter 2007 stock compensation charge. Operating margin was 26% compared to 31% excluding the third quarter 2007 stock compensation charge and 29% on a GAAP basis in the third quarter of 2007. The environment has been challenging as year-over-year revenue and operating income growth and margin were impacted by Western Union’s declining U.S. bill payment business. Western Union is handling significantly fewer bill payments than originally anticipated at the beginning of 2008 as many more American consumers who would use this service are currently unable to pay their bills and unable to obtain new credit.

In the third quarter, Western Union began offering bill payment services in Peru and will begin offering bill payment services in Panama early next year.

Buyback

During the third quarter, Western Union repurchased 20 million shares for $523 million at an average cost of $26.13 per share. The company is committed to returning capital to shareholders and since becoming a public company has repurchased nearly 11% of the shares outstanding at time of spin for $2.0 billion at an average price of $22.69. As of September 30, 2008 the company had approximately $1.0 billion authorized for stock repurchases through 2009.

Outlook

In the third quarter, the company experienced a slower growth in principal per transaction than previous quarters, a moderation in transaction growth rates in certain countries, and expects no euro benefit to fourth quarter revenue growth. As a result of these factors, it has tightened its previous estimates for 2008 revenue growth and earnings per share. The company now expects revenue growth of 9% to 10% and non-GAAP earnings per share of $1.29 to $1.31.

The non-GAAP earnings per share range excludes an estimated $0.06 per share of full-year restructuring expenses and includes $0.01 per share in estimated savings. The previous estimate for full-year restructuring expenses was $0.07 per share. The estimated savings is unchanged. The company updated its GAAP earnings per share guidance to $1.23 to $1.25.

The company expects a full-year tax rate of 26.5% for the GAAP earnings per share range, and estimates a tax rate of 27.5% for the non-GAAP earnings per share range.

The company maintained its expectations for cash flow from operations in 2008 of $1.2 billion and 2008 operating margins consistent with 2007 excluding the 2008 restructuring expenses. The company expects capital expenditures to be less than $175 million for the full year, an improvement from the previous estimate of less than $200 million.

Consistent with its practice, the company plans to issue 2009 guidance in January. The company noted, however, that as a result of the uncertainty surrounding the outlook for the global economy and the negative impact that the translation of the weakening euro is likely to have on revenue growth, management believes it prudent at this time to withdraw the previously stated long-term growth objectives for revenue and earnings per share.

Gold commented, “The geographic balance of our business and leadership position in the growing money transfer industry allows Western Union to generate significant revenue, earnings and cash flow which we invest in our strategic priorities. Our business is strategically and operationally sound and we remain confident in our ability to grow.”

Restructuring Expenses

In total, restructuring initiatives are now expected to result in full-year 2008 restructuring expenses of approximately $70 million, a reduction from the previous estimate of nearly $80 million. The reduction in the full-year estimate for restructuring expenses is a result of various expenses being lower than the initial estimates made during the first quarter of 2008. The company continues to expect these initiatives to deliver estimated cost savings of $10 million in 2008 and $35 million annually in 2009 and beyond.

Western Union incurred $3 million in restructuring expenses in the third quarter for a total of $50 million year-to-date. Of the $3 million, $1 million was included in cost of services and $2 million was included in selling, general and administrative expense. Of the $50 million in restructuring expenses incurred through the first nine months, $43 million was included in cost of services and $7 million was included in selling, general and administrative expense. The restructuring expenses were not included in the operating segments results.

Restructuring expenses include expenses related to severance, outplacement and other employee-related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also, included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation and amortization.

Non-GAAP Measures

Western Union’s management presents earnings per share and earnings per share growth excluding 2008 restructuring expenses and 2007 stock compensation charge; operating income growth and margin excluding 2008 restructuring expenses and 2007 stock compensation charge; segment operating margin and segment operating income growth excluding the 2007 stock compensation charge; net income and net income growth excluding 2008 restructuring expenses and 2007 stock compensation charge; 2008 earnings per share guidance excluding estimated restructuring expenses; and 2008 full-year estimated effective tax rate guidance excluding the impact of estimated restructuring expenses. The 2007 stock compensation charge was a $22 million non-cash accelerated SFAS 123R stock compensation vesting charge as a result of the change of control that occurred when an affiliate of Kohlberg, Kravis, Roberts & Co. acquired First Data Corporation on September 24, 2007. All of these non-GAAP measures are presented because management believes they provide more meaningful information.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Investor and Analyst Conference Call and Slide Presentation

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast including slides, at 8:30 a.m. Eastern Time today. Joining Christina Gold on the conference call will be Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 888-679-8033 (U.S.) or +1-617-213-4846 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 60215337.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through October 28, 2008 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 77620504. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed under “Risk Factors” included within the Annual Report on Form 10-K for the year ended December 31, 2007. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents, or the value of our investments; changes in immigration laws, patterns and other factors related to immigrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing; our ability to attract and retain qualified key employees and to manage our workforce successfully; changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide; growth in the money transfer market and other markets in which we operate at rates materially lower than recent levels; failure to implement agent contracts according to schedule; our ability to maintain our agent network and biller relationships under terms consistent with those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, consumers, insurance carriers and financial services providers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax jurisdictions; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other nonbank money transfer services providers, including telecommunications providers, card associations and card-based payments providers; our ability to grow our core businesses; our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; our ability to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation

(“First Data”), including resolution of certain ongoing matters; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change the business mix; cessation of various services provided to us by third-party vendors; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta and Vigo, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 365,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

WU-G, WU-F

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change
Revenues:
Transaction fees	$1,098.6	$1,019.7	8%	$3,200.7	$2,931.2	9%
Foreign exchange revenue	238.7	203.2	17%	681.0	555.6	23%
Commission and other revenues	40.1	34.3	17%	108.7	104.3	4%

Total revenues	1,377.4	1,257.2	10%	3,990.4	3,591.1	11%

Expenses:
Cost of services (a) (b)	785.6	722.2	9%	2,343.6	2,055.7	14%
Selling, general and administrative (a) (b)	216.6	204.9	6%	626.1	578.0	8%

Total expenses	1,002.2	927.1	8%	2,969.7	2,633.7	13%

Operating income	375.2	330.1	14%	1,020.7	957.4	7%

Other income/(expense):
Interest income	8.7	20.3	-57%	39.1	58.9	-34%
Interest expense	(40.4)	(47.1)	-14%	(128.7)	(141.9)	-9%
Derivative (losses)/gains, net	(14.4)	2.0	(c )	(10.0)	5.1	(c )
Other income, net	3.9	1.6	144%	12.4	7.7	61%

Total other expense, net	(42.2)	(23.2)	82%	(87.2)	(70.2)	24%

Income before income taxes	333.0	306.9	9%	933.5	887.2	5%
Provision for income taxes	92.2	90.6	2%	254.1	273.2	-7%

Net income	$240.8	$216.3	11%	$679.4	$614.0	11%

Earnings per share:
Basic	$0.33	$0.29	14%	$0.92	$0.80	15%
Diluted	$0.33	$0.28	18%	$0.91	$0.79	15%

Weighted-average shares outstanding:
Basic	724.9	757.5		736.0	763.6
Diluted	737.2	767.4		747.6	776.6

(a)	In 2008, cost of services and selling, general and administrative expenses include restructuring and related expenses of $1.1 million and $2.1 million for the three months ended September 30, 2008, respectively, and $43.0 million and $7.3 million in restructuring and related expenses for the nine months ended September 30, 2008, respectively.
(b)	In 2007, cost of services and selling, general and administrative expenses include a non-cash charge in accordance with SFAS No. 123R resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data of $8.0 million and $14.3 million for both the three and nine months ended September 30, 2007, respectively. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of KKR acquired First Data, Western Union’s former parent company, on September 24, 2007. Such non-cash stock compensation charge impacted earnings per share by $0.02 for both the three and nine months ended September 30, 2007.
(c)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$1,129.6	$1,793.1
Settlement assets	1,292.2	1,319.2
Property and equipment, net of accumulated depreciation of $293.5 and $251.5, respectively	194.6	200.3
Goodwill	1,653.0	1,639.5
Other intangible assets, net of accumulated amortization of $261.8 and $236.8, respectively	351.2	334.1
Other assets (a)	883.6	498.0

Total assets	$5,504.2	$5,784.2

Liabilities and Stockholders’ (Deficiency)/Equity
Liabilities:
Accounts payable and accrued liabilities	$415.2	$350.1
Settlement obligations	1,292.2	1,319.2
Income tax payable	395.5	279.7
Deferred tax liability, net	288.1	263.6
Borrowings	3,082.5	3,338.0
Other liabilities	120.9	182.9

Total liabilities	5,594.4	5,733.5

Stockholders’ (deficiency)/equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 716.9 shares and 749.8 shares issued, respectively	7.2	7.5
Capital deficiency	(25.2)	(341.1)
Retained (deficiency)/earnings	(72.9)	453.1
Accumulated other comprehensive income/(loss)	0.7	(68.8)

Total stockholders’ (deficiency)/equity	(90.2)	50.7

Total liabilities and stockholders’ (deficiency)/equity	$5,504.2	$5,784.2

(a)	Included in other assets is $298.1 million due from the Reserve International Liquidity Fund, Ltd.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$679.4	$614.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106.9	92.2
Stock compensation expense	19.8	45.6
Other non-cash items, net	29.6	23.7
Increase (decrease) in cash, resulting from changes in:
Other assets	(63.4)	28.7
Accounts payable and accrued liabilities	63.5	53.1
Income tax payable	103.0	42.8
Other liabilities	(13.5)	(16.8)

Net cash provided by operating activities	925.3	883.3

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(68.8)	(36.1)
Capitalization of purchased and developed software	(15.5)	(21.7)
Purchases of property and equipment	(40.7)	(64.5)
Acquisition of business, net of cash acquired	(18.2)	—
Increase in receivables for securities sold	(298.1)	—
Notes receivable issued to agents	(1.0)	(5.9)
Repayments of notes receivable issued to agents	18.9	16.2

Net cash used in investing activities	(423.4)	(112.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of commercial paper	(256.2)	(49.7)
Repayments of borrowings under credit facilities	—	(3.0)
Proceeds from exercise of options	296.2	109.5
Common stock repurchased	(1,205.4)	(580.8)

Net cash used in financing activities	(1,165.4)	(524.0)

Net change in cash and cash equivalents	(663.5)	247.3
Cash and cash equivalents at beginning of period	1,793.1	1,421.7

Cash and cash equivalents at end of period	$1,129.6	$1,669.0

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2008	2007	Change		2008	2007	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$925.2	$844.2	10%		$2,664.8	$2,407.2	11%
Foreign exchange revenue	237.8	202.5	17%		678.6	554.2	22%
Other revenues	15.1	9.1	66%		33.9	27.5	23%

Total Consumer-to-Consumer:	1,178.1	1,055.8	12%		3,377.3	2,988.9	13%

Consumer-to-Business:
Transaction fees	163.1	166.4	-2%		506.1	495.6	2%
Other revenues	13.3	13.1	2%		39.5	41.0	-4%

Total Consumer-to-Business:	176.4	179.5	-2%		545.6	536.6	2%

Other:
Revenue	22.9	21.9	5%		67.5	65.6	3%

Total Other:	22.9	21.9	5%		67.5	65.6	3%

Total consolidated revenues	$1,377.4	$1,257.2	10%		$3,990.4	$3,591.1	11%

Operating income:
Consumer-to-Consumer	$327.7	$274.1	20%		$906.8	$774.8	17%
Consumer-to-Business	46.6	52.0	-10%		152.5	168.0	-9%
Other	4.1	4.0	3%		11.7	14.6	-20%

Total segment operating income	$378.4	$330.1	15%		$1,071.0	$957.4	12%
Restructuring and related expenses	(3.2)	—	(a	)	(50.3)	—	(a	)

Total consolidated operating income	$375.2	$330.1	14%		$1,020.7	$957.4	7%

Operating income margin:
Consumer-to-Consumer	27.8%	26.0%	180	bp	26.8%	25.9%	90	bp
Consumer-to-Business	26.4%	29.0%	-260	bp	28.0%	31.3%	-330	bp
Other	17.9%	18.3%	-40	bp	17.3%	22.3%	-500	bp
Total consolidated operating income margin	27.2%	26.3%	90	bp	25.6%	26.7%	-110	bp

Depreciation and Amortization:
Consumer-to-Consumer	$28.1	$25.1	12%		$81.4	$72.9	12%
Consumer-to-Business	5.3	5.0	6%		16.0	16.7	-4%
Other	1.3	0.8	63%		3.5	2.6	35%

Total segment depreciation and amortization	$34.7	$30.9	12%		$100.9	$92.2	9%
Restructuring and related expenses	2.9	—	(a	)	6.0	—	(a	)

Total consolidated depreciation and amortization	$37.6	$30.9	22%		$106.9	$92.2	16%

(a)	Calculation not meaningful

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change

Transactions
Consumer-to-Consumer	48.8	43.1	13%	139.0	122.6	13%
Consumer-to-Business	103.3	101.4	2%	308.3	301.1	2%

Revenue
Consumer-to-Consumer	$1,178.1	$1,055.8	12%	$3,377.3	$2,988.9	13%
Consumer-to-Business	$176.4	$179.5	-2%	$545.6	$536.6	2%

	Three Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2008
Consumer-to-Consumer Transaction Growth (a)
EMEASA	27%	26%
Americas	1%	3%
APAC	30%	26%
Consumer-to-Consumer	13%	13%

Consumer-to-Consumer Revenue Growth (a)
EMEASA	20%	22%
Americas	0%	0%
APAC	23%	28%
Consumer-to-Consumer	12%	13%

	Three Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2008
Consumer-to-Consumer Transaction Growth/(Decline)
International (b)	19%	19%
Domestic (c)	-1%	-2%
Mexico (d)	-4%	0%
Consumer-to-Consumer	13%	13%

Consumer-to-Consumer Revenue Growth/(Decline)
International (b)	15%	18%
Domestic (c)	-3%	-6%
Mexico (d)	-1%	1%
Consumer-to-Consumer	12%	13%

(a)	In determining the revenue and transaction growth rates under this regional view, the geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.
(b)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.
(c)	Represents all transactions between and within the United States and Canada.
(d)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

Western Union’s management has presented: (1) Net income growth, earnings per share growth, operating income growth and operating income margin, excluding 2008 restructuring and related expenses and the 2007 accelerated non-cash SFAS No. 123R stock-based compensation vesting charge, which resulted from the acquisition of First Data Corporation (“First Data”) by an affiliate of Kohlberg, Kravis, Roberts & Co. (“KKR”) in the third quarter 2007; (2) Operating income margin by segment and operating income growth or decline by segment, excluding the 2007 stock-based compensation vesting charge; (3) 2008 earnings per share guidance excluding estimated 2008 restructuring and related expenses; and (4) 2008 full year effective tax rate guidance, excluding estimated 2008 restructuring and related expenses. Western Union’s management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

	Three Months Ended September 30,
	2008	2007
Net income as reported (GAAP)	$240.8	$216.3

Adjustment:
Restructuring and related expenses, net of income tax benefit of $0.7 million (a)	2.5	—
Accelerated non-cash stock compensation vesting charge, net of income tax benefit of $7.1 million (b)	—	15.2

Net income adjusted	$243.3	$231.5

Earnings per share (“EPS”):
As reported (GAAP)	$0.33	$0.28
Restructuring and related expenses (a)	—	—
Accelerated non-cash stock compensation vesting charge (b)	—	0.02

Adjusted	$0.33	$0.30

Growth:
Net income, as reported (GAAP)	11%
Net income, adjusted	5%

EPS, as reported (GAAP)	18%
EPS, adjusted	10%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended September 30,
	2008	2007

Revenues	$1,377.4	$1,257.2

Operating income, as reported (GAAP)	$375.2	$330.1

Adjustments:
Restructuring and related expenses (a)	3.2	—
Accelerated non-cash stock compensation vesting charge (b)	—	22.3

Operating income adjusted	$378.4	$352.4

Operating income growth, as reported (GAAP)	14%
Operating income growth, adjusted	7%

Operating income margin, as reported (GAAP)	27.2%	26.3%
Operating income margin, adjusted	27.5%	28.0%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Operating income by segment
	Three Months ended September 30, 2008
	C2C	C2B
Operating income as reported (GAAP)	$327.7	$46.6

	Operating income by segment
	Three Months ended September 30, 2007
	C2C	C2B
Revenue as reported (GAAP)	$1,055.8	$179.5

Operating income as reported (GAAP)	$274.1	$52.0

Adjustment:
Accelerated non-cash stock compensation vesting charge (b)	18.9	3.0

Operating income adjusted	$293.0	$55.0

Operating income margin, three months ended September 30, 2007:
As reported (GAAP)	26.0%	29.0%
Adjusted	27.8%	30.6%

Operating income growth/(decline):
As reported (GAAP)	20%	(10)%
Adjusted	12%	(15)%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

EPS Guidance

	Range
2008 EPS Guidance GAAP basis	$1.23	$1.25

Adjustments:
Estimated 2008 restructuring and related expenses, net of estimated income tax benefit (a)	0.06	0.06

Adjusted 2008 EPS Guidance, excluding estimated restructuring and related expenses	$1.29	$1.31

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

2008 Full Year Estimated Effective Tax Rate Guidance (“ETR”)

2008
Estimated ETR (GAAP Basis)	26.5%
Estimated ETR benefit for estimated 2008 restructuring and related expenses (a)	1.0

Adjusted estimated ETR	27.5%

Footnotes:

(a)	Restructuring and related expenses incurred in the three months ended September 30, 2008 include $3 million of expenses and an estimated $70 million of expenses for 2008. These expenses relate to severance, outplacement and other employee related benefits; facility closure and migration of our IT infrastructure; and other expenses related to relocation of various operations to existing Company facilities and third party providers, including hiring, training, relocation, travel, and professional fees. Also, included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and acceleration of depreciation and amortization. For purposes of calculating the adjusted non-GAAP 2008 EPS guidance, the EPS impact of $0.06 for estimated 2008 restructuring and related expenses is net of an estimated income tax benefit of $27 million. The restructuring and related expenses are included in cost of services and selling, general and administrative expense lines of the consolidated statements of income, and are not allocated to the segments.
(b)	In the third quarter of 2007, the Company recognized a $22 million or a $0.02 per share non-cash accounting for stock-based compensation charge in accordance with SFAS No. 123R resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of KKR acquired First Data, Western Union’s former parent company, on September 24, 2007.